SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC  20549

                                    FORM 8-K

      CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the
      Securities Exchange Act of 1934

     September 7, 1994

     Mallinckrodt Group Inc.
      (Exact name of registrant as specified in its charter)

     New York  (State or other jurisdiction of incorporation)



      1-483 (Commission File Number)

      36-1263901 (IRS Employer Identification No.)

      7733 Forsyth Boulevard, St. Louis, MO
      (Address of principal executive offices)

      63105-1820
      (Zip Code)

      (314) 854-5200
      Registrant's telephone number,
      including area code

Item 5.  Other Events
      A press release was issued September 7, 1994. The text of that release is as follows:

      MALLINCKRODT GROUP SAYS MEDICAL COMPANY PLANS TO RELOCATE A
      MANUFACTURING OPERATION

      St. Louis, Missouri, September 7, 1994 -- Mallinckrodt
  Group
      Inc. (NYSE:MKG) announced today that its medical business, Mallinckrodt Medical, Inc., plans to move its tracheal tube manufacturing operations from Argyle, N.Y., to three other locations.

         C. Ray Holman, Mallinckrodt Group president and chief executive officer, said, "This relocation program is one piece
      of a previously announced restructuring that Mallinckrodt Medical initiated and recorded in fiscal 1994. Other components of the restructuring include a reorganization of the
      company's sales structure, which has been completed, and the reduction, centralization and standardization of certain non-
      sales related functions and management systems to better support the reorganized sales structure. The restructuring program will enable Mallinckrodt Medical to maintain strong sales and earnings growth."

         The medical company's plans call for 12 to 13 percent sales growth over the next five years and earnings growth of
      approximately 14 to 15 percent. The growth will result from the introduction of new products, such as OctreoScan and Albunex, which were approved by the U.S. Food and Drug Administration in June and August, respectively; volume growth
      from existing products; productivity improvement and cost reductions from the restructuring.

         Mallinckrodt Group Inc., a St. Louis-based Fortune 250 company, had fiscal 1994 net sales of $1.94 billion.
  Through
      its three technology-based businesses -- Mallinckrodt
  Chemical
      and Mallinckrodt Medical, both headquartered in the St.
  Louis
      area, and Mallinckrodt Veterinary, headquartered in Mundelein,
      Illinois, the company provides human and animal health products and specialty chemicals.


      Pursuant to the requirements of the Securities Exchange Act of
      1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

      Mallinckrodt Group Inc.


      ROGER A. KELLER
      Vice President, Secretary and General Counsel

      Date: September 21, 1994